Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 25, 2010 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the third quarter ended September 30, 2010.

Financial and Operating Results

For the quarter, total revenue increased 7.7%, to $164.8 million from $153.0 million in the same quarter of 2009.  Freight revenue, which for these purposes excludes fuel surcharges, increased 4.2%, to $139.0 million in the 2010 quarter from $133.3 million in the 2009 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.

The Company reported net income of $1.9 million, or $0.13 per basic and diluted share, in the third quarter of 2010 compared to a net loss of $13.6 million, or ($0.96) per basic and diluted share, for the third quarter of 2009.  The 2009 quarter loss included a non-cash impairment charge of $11.6 million related to the write down of an investment in Transplace, Inc. On a non-GAAP basis, excluding the non-cash impairment charge, the Company’s net loss would have been $2.0 million in the 2009 quarter, or ($0.14) per basic and diluted share. The Company completed the sale of Transplace, Inc. in December 2009.

Management Discussion—Asset Based Operations

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Our financial and operating performance in the third quarter of 2010 was encouraging and marked our best back-to-back quarters since the last two quarters of 2005.  Up until the last two weeks of the quarter, we believed that our third quarter performance was going to be closer to matching our second quarter performance. However, freight did not meet our expectations for the last two weeks of September and we posted an increase in claims reserves equal to $0.04 per share after-tax in our “insurance and claims” expense for the quarter. Freight has continued to be steady but without a noticeable seasonal peak during the first three weeks of October.  We are continuing to receive rate increases from our customers in most of our operations.

“For the quarter, total revenue in our asset-based business increased $14.8 million, or 10.5%, compared with the third quarter of 2009.  Of this increase, $6.1 million related to higher fuel surcharge revenue.  The remaining $8.7 million related to a 6.5% increase in average freight revenue per tractor per week and a minor 20 truck (or 0.6%) increase in our average tractor fleet.   Average freight revenue per tractor per week improved to $3,163 during the 2010 quarter from $2,971 during the 2009 quarter due to improved demand and our internal initiatives to increase loads per truck, or velocity. Our average miles per tractor increased 1.4% compared with the third quarter of 2009. Our average freight revenue per total mile increased 6.4 cents per mile (5.1%) compared with the third quarter of 2009, which was especially favorable given a 13.2% increase in our average length of haul from 806 miles to 912 miles. Sequentially, our average freight revenue per total mile increased 2.0 cents per mile (1.5%) compared with the second quarter of 2010. We were able to reduce our empty miles by more than 110 basis points as compared to the third quarter of 2009 as we further tightened acceptable lanes within our freight network during the quarter. We continued to experience the more competitive driver market that began in late March. While we saw some improvement in our level of open trucks late in the quarter, we still achieved this quarter’s results with an average of approximately three percent of our tractor fleet being unseated for the third quarter of 2010.

“Our focus on cost control and efficiency continued to provide positive results in certain controllable cost items. Our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) improved approximately 420 basis points to 93.9%.

“Fixed costs decreased for the quarter. During the quarter, our capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by more than $1.0 million. This was assisted by an improving market for used tractors in third quarter of 2010 as we experienced higher average gains per tractor sold. In addition, we obtained a partial quarter benefit from reductions in the interest rate grids on our revolving credit facility effective August 1, 2010. We continued to effectively manage overhead costs related to compensation and reduced several general expense items.

Fuel prices as measured by the Department of Energy averaged approximately $0.34/gallon higher in the third quarter of 2010 compared with the 2009 quarter.  However, our continued fuel cost saving initiatives and improved fuel surcharge recovery overcame higher prices and resulted in an approximately 0.8 cent per mile reduction in our per mile cost of fuel, net of fuel surcharge revenue.  Sequentially, our per mile cost for fuel, net of fuel surcharge revenue, was approximately 2.7 cents per mile higher in the third quarter than in the second quarter of 2010.

“We experienced higher insurance costs compared to the same quarter last year on a cost per mile basis.  Insurance per mile cost increased to 10.2 cents per mile in the third quarter of 2010 from 8.3 cents per mile in the third quarter of 2009.”

Management Discussion—Non-Asset Based Brokerage Operations

Mr. Parker offered the following comments concerning Covenant Transport Solutions (“Solutions”), the Company’s freight brokerage subsidiary:  “Our brokerage subsidiary improved its profitability over the 2009 quarter. For the quarter, Solutions’ total revenue decreased 24.9%, to $9.3 million from $12.4 million in the same quarter of 2009.  This decrease in revenue related primarily to a decision to eliminate unprofitable freight and agents. Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 15.1% compared to the 2009 quarter.  Our gross margins improved as purchased transportation was 86.4% of total revenue in the current quarter, down from 88.0% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue decreased to 11.3% of total revenue in the third quarter from 16.2% of total revenue in the second quarter of 2009, as we continued to improve our overhead costs.”

Cash Flow and Liquidity

Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At September 30, 2010, our total balance sheet debt and capital lease obligations, net of cash, were $231.4 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $43.1 million, including the residual value guarantees under those leases.  At September 30, 2010, our stockholders’ equity was $99.9 million, and our tangible book value was $87.0 million, or $6.00 per basic share.  Since the end of 2009, the Company's balance sheet debt and capital lease obligations, net of cash, have increased by $28.6 million, while the present value of financing provided by operating leases has decreased by approximately $30.1 million.  At September 30, 2010, our ratio of net debt to total balance sheet capitalization was 69.8%.

“Our existing annual tractor fleet plan for 2010 still includes the purchase and disposal of approximately 1,050 tractors. With a relatively young average fleet age of 22 months at September 30, 2010, we believe there is significant flexibility to manage our fleet and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $30.7 million of available borrowing capacity under our revolving credit facility at September 30, 2010. However, available borrowing capacity has returned to approximately $42.4 million as of October 22, 2010 as the capacity was temporarily lowered at quarter-end by our paying off certain equipment balances that were at the end of their operating cycles late in September for which the proceeds of their almost immediate disposals were not received until early October, along with our receipt of  a large insurance reimbursement. We were in compliance with our financial covenant at September 30, 2010.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers to fund our expected tractor purchases in 2010.”

The Company will host a conference call tomorrow, October 26, 2010, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 79523650. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to the receipt of rate increases from our customers, equipment purchases and disposals, our evaluation of our tractor replacement cycle and new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implements new driver standards and modifies the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

INCOME STATEMENT DATA
	Three Months Ended Sept 30,			Nine Months Ended Ended Sept 30,
($000s, except per share data)	2010	2009	% Change	2010	2009	% Change
Freight revenue	$138,964	$133,332	4.2%	$409,692	$384,708	6.5%
Fuel surcharge revenue	25,848	19,716		76,110	46,199
Total revenue	$164,812	$153,048	7.7%	$485,802	$430,907	12.7%

Operating expenses
Salaries, wages, and related expenses	52,514	53,425		158,660	161,802
Fuel expense	44,547	38,792		130,752	102,086
Operations and maintenance	9,554	9,052		27,387	26,852
Revenue equipment rentals and purchased transportation	18,228	19,741		55,112	56,634
Operating taxes and licenses	2,996	2,559		8,406	8,605
Insurance and claims	9,992	8,050		28,259	22,888
Communications and utilities	1,361	1,352		3,602	4,456
General supplies and expenses	4,656	5,853		14,929	17,313
Depreciation and amortization, including gains and losses on disposition of equipment	12,792	12,395		38,665	34,223
Total operating expenses	156,640	151,219		465,772	434,859
Operating income (loss)	8,172	1,829		20,030	(3,952)
Other (income) expenses:
Interest expense	4,140	3,593		12,383	9,784
Interest income	-	(42)		(1)	(140)
Impairment of investment and note receivable	-	11,596		-	11,596
Other	60	(54)		18	(132)
Other expenses, net	4,200	15,093		12,400	21,108
Income (loss) before income taxes	3,972	(13,264)		7,630	(25,060)
Income tax expense (benefit)	2,088	336		5,033	(2,771)
Net income (loss)	$1,884	$(13,600)		$2,597	$(22,289)

Basic earnings (loss) per share	$0.13	$(0.96)		$0.18	$(1.58)
Diluted earnings (loss) per share	$0.13	$(0.96)		$0.18	$(1.58)
Basic weighted average shares outstanding (000s)	14,499	14,177		14,318	14,102
Diluted weighted average shares outstanding (000s)	14,609	14,177		14,383	14,102

	Three Months Ended Sept 30,			Nine Months Ended Ended Sept 30,
	2010	2009	% Change	2010	2009	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$129,683	$120,978	7.2%	$379,343	$349,911	8.4%
Covenant Transport Solutions non-asset based revenues	9,281	12,354	-24.9%	30,349	34,797	-12.8%
Freight revenue	$138,964	$133,332	4.2%	$409,692	$384,708	6.5%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.460	$1.407	3.8%	$1.433	$1.422	0.8%
Average freight revenue per total mile	$1.324	$1.260	5.1%	$1.297	$1.271	2.0%
Average freight revenue per tractor per week	$3,163	$2,971	6.5%	$3,145	$2,886	9.0%
Average miles per tractor per period	31,407	30,986	1.4%	94,528	88,539	6.8%
Weighted avg. tractors for period	3,119	3,099	0.6%	3,093	3,113	-0.6%
Tractors at end of period	3,134	3,114	0.6%	3,134	3,114	0.6%
Trailers at end of period	7,471	8,127	-8.1%	7,471	8,127	-8.1%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2010	12/31/2009
Total assets	$441,678	$398,312
Total equity	$99,936	$94,675
Total balance sheet debt, net of cash	$231,414	$202,798
Net Debt to Capitalization Ratio	69.8%	68.2%
Tangible book value per basic share	$6.00	$5.73

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